UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Serologicals Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEROLOGICALS CORPORATION

5655 Spalding Drive
Norcross, Georgia 30092

NOTICE OF 2006 ANNUAL MEETING OF SHAREOWNERS

May 10, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareowners of Serologicals Corporation (“Serologicals”) will be held at 8:00 a.m., local time, on Wednesday, May 10, 2006, at the Marriott San Diego Gaslight Quarter Hotel, 660 K Street, San Diego, California 92101, for the following purposes:

1.                To elect two Class 2 Directors to the Serologicals Board of Directors to hold office until the 2009 Annual Meeting of Shareowners and until the election and qualification of their respective successors.

2.                To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2006.

3.                To transact such other business as may properly come before the meeting.

Only holders of record of our common stock at the close of business on March 22, 2006, are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such shareowners may vote in person or by proxy.

All shareowners are cordially invited to attend the meeting in person. However, even if you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed envelope so that your shares will be voted at the meeting. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Philip A. Theodore
Secretary

This Notice of Annual Meeting and the accompanying proxy statement and proxy card are first being distributed to shareowners on or about April 7, 2006.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:   Why am I receiving these materials?

A:   Our Board of Directors (the “Board”) is providing these proxy materials to you in connection with our 2006 Annual Meeting of Shareowners, which will take place on Wednesday, May 10, 2006. As a shareowner, you are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the proposals described in this proxy statement. The Board is soliciting your proxy to permit us to vote your shares at the Annual Meeting. The proxy that the Board requests accompanies these proxy materials. You will find instructions in the following questions and answers regarding the procedure for submitting your proxy and voting in person at the Annual Meeting.

Q:   What information is contained in this proxy statement?

A:   The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors, our President and Chief Executive Officer and our four other most highly paid executive officers and other required information.

Q:   How can I obtain a copy of Serologicals’ 2005 Annual Report on Form 10-K?

A:   A copy of our 2005 Annual Report on Form 10-K accompanies this proxy statement. You may request another free copy of the 2005 Annual Report on Form 10-K from:

Serologicals Corporation
Attn: Public Affairs
5655 Spalding Drive
Norcross, Georgia 30092
Telephone: 678-728-2018

We will furnish to you at no charge any exhibit to the 2005 Annual Report on Form 10-K that you specifically request. Our 2005 Annual Report on Form 10-K is also available on our website at www.serologicals.com and on the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov.

Q:   What will be voted on at the Annual Meeting?

A:   The proposals scheduled to be voted on at the Annual Meeting are:

•       The election of two Class 2 directors to hold office until the Annual Meeting in 2009.

•       The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountants for the 2006 fiscal year.

We will also consider other business that properly comes before the Annual Meeting.

Q:   How does the Board recommend that I vote?

A:   Our Board recommends that you vote your shares “FOR” the two nominees for election to the Board and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the 2006 fiscal year.

Q:   What shares can I vote?

A:   Each share of our common stock issued and outstanding as of the close of business on March 22, 2006 (the “Record Date”) is entitled to be voted on all matters that come before the Annual Meeting. You may vote all shares owned by you as of the Record Date, including:

•       shares held directly in your name as the shareowner of record, including shares purchased through our employee stock purchase plans, and

•       shares held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank).

On the Record Date, we had approximately 34,183,675 shares of common stock issued and outstanding, each of which is entitled to one vote on each proposal or item of business to be conducted at the Annual Meeting.

Q:   What is the difference between holding shares as a shareowner of record and as a beneficial owner?

A:   Most of our shareowners hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

Shareowner of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be the shareowner of record with respect to those shares and these proxy materials are being sent directly to you. As the shareowner of record, you have the right to grant your proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareowner of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares.

Q:  May I attend the Annual Meeting?

A:   You are entitled to attend the Annual Meeting only if you were a shareowner or joint shareowner as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If you are a shareowner of record or hold your shares through our employee stock purchase plans, your name will be verified against the list of shareowners of record or plan participants on the Record Date prior to your being admitted to the Annual Meeting. If you are not a shareowner of record but hold shares in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 22, 2006, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 8:00 a.m., local time. Check-in will begin at 7:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q:   May I vote my shares in person at the Annual Meeting?

A:   Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:   May I vote my shares without attending the Annual Meeting?

A:   Whether you hold shares directly as the shareowner of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareowner of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. Shareowners of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Shareowners who hold shares beneficially in street name may vote in accordance with the instructions provided by their broker, trustee or nominee.

Q:   May I change my vote?

A:   You can change your vote at any time prior to the vote at the Annual Meeting. If you are the shareowner of record, you can change your vote by:

•       granting a new proxy bearing a later date (which automatically revokes the earlier proxy),

•       providing a written notice of revocation to our Corporate Secretary prior to your shares being voted or

•       attending the Annual Meeting and voting in person.

Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request to vote at the Annual Meeting.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:   Who can help answer my questions?

A:   If you have any questions about the Annual Meeting, how to vote or revoke your proxy, or if you need additional copies of this proxy statement or the voting materials, you should contact Georgeson Shareholder Communications at 1-877-278-4757.

Q:  Is my vote confidential?

A.   Proxy instructions, ballots and voting tabulations that identify individual shareowners are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

•       as necessary to meet applicable legal requirements,

•       to allow for the tabulation of votes and certification of the vote, and

•       to facilitate a successful proxy solicitation.

Q:   How many shares must be present or represented to conduct business at the Annual Meeting?

A:   Holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy before we may transact business at the Annual Meeting. This is called a “quorum”. Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

Q:   How are votes counted?

A:   In the election of directors, you may vote “FOR” the two nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. For all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on a proposal, the abstention has the same effect as a vote “AGAINST” the proposal. If you provide specific voting instructions with respect to a proposal, your shares will be voted as you instruct. If you are a shareowner of record and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the two nominees for election to the Board and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP, as our independent registered public accountants for the fiscal year ending December 31, 2006) and in the discretion of the proxy holders on any other matters that properly come before the meeting. If you are a beneficial owner and you sign your voting instruction card without giving specific voting instructions, the broker is permitted to vote your shares on the election of Directors and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants.

Q:  How many votes are required to approve each of the proposals?

A:   In the election of directors, the two nominees receiving the highest number of “FOR” votes will be elected. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2006 requires the “FOR” votes of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting. Any other proposals or items of business presented at the Annual Meeting will require the “FOR” vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”  Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal or item of business, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Assuming that a quorum is obtained, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Abstentions will have no effect on the election of directors but will have the same effect as a vote “AGAINST” the other proposal and any other matters that properly come before the meeting.

Q:   Is cumulative voting permitted for the election of directors?

A:   No.

Q:   What happens if additional matters are presented at the Annual Meeting?

A:   Other than the proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Harold W. Ingalls and Philip A. Theodore, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:   Who will serve as inspector of elections?

A:   The Corporate Secretary, Philip A. Theodore, will serve as the inspector of elections.

Q:   What should I do if I receive more than one set of voting materials?

A:   You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareowner of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:   How can I obtain a separate set of voting materials?

A:   If you share an address with another shareowner, you may receive only one set of proxy materials (including our 2005 Annual Report on Form 10-K and proxy statement), unless you have provided contrary instructions. However, each shareowner will receive his or her own proxy card. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

Serologicals Corporation
Attn: Public Affairs
5655 Spalding Drive
Norcross, Georgia 30092
Telephone: 678-728-2018

We will promptly provide you with a separate copy of the materials, free of charge, if you request them. Similarly, if you share an address with another shareowner and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Q:   Who will bear the cost of soliciting votes for the Annual Meeting?

A:   The Board is making this solicitation and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have hired Georgeson Shareholder Communications to assist us in the distribution of proxy materials and the solicitation of proxies. We will pay Georgeson a fee of $6,500 for its services and reimburse Georgeson for customary costs and expenses incurred by it. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its services. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareowners.

Q:   Where can I find the voting results of the Annual Meeting?

A:   We will publish final voting results of the Annual Meeting in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2006.

Q:   What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareowners or to nominate individuals to serve as directors?

A:   You may submit proposals, including director nominations, for consideration at future shareowner meetings. Proposals must be submitted in accordance with the following procedure:

Shareowner Proposals:   For a shareowner proposal to be considered for inclusion in our proxy statement for the 2007 Annual Meeting, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than November 30, 2006. If the date of the 2007 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2006 Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Shareowner proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareowner proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092
Fax: 678-728-2020

For a shareowner proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareowner must give timely written notice of his or her proposal to the Corporate Secretary in accordance with our By-laws. To be timely given with respect to the 2007 Annual Meeting, the notice of a shareowner proposal must be delivered to or mailed and received at our principal executive offices

•       Not earlier than the close of business on February 9, 2007, and

•       Not later than the close of business on March 10, 2007.

If the date of the 2007 Annual Meeting is not within 30 days before or after the anniversary of the 2006 Annual Meeting, then notice of a shareowner proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day after public announcement of the meeting date. The shareowner who gives the notice must have been a shareowner at the time the notice was given and must be entitled to vote at the meeting during which the business set forth in the proposal will be considered. The notice must set forth as to each matter the shareowner proposes to bring before the meeting the following information:

•       A brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting,

•       The name and address, as they appear on our stock transfer records, of the shareowner proposing the business,

•       The class and number of shares of common stock that the shareowner beneficially owns, and

•       A description of all arrangements or undertakings between the shareowner and any other person or persons (including their names) in connection with such business and any material interest of the shareowner in such business.

The shareowner must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) that apply to the proposal.

Nomination of Director Candidates:   A shareowner may nominate a person or persons for election to our Board of Directors by giving timely written notice of his or her nomination to the Corporate Secretary. To be timely given with respect to the 2007 Annual Meeting, the notice must be delivered to or mailed and received at our principal executive offices

•       Not earlier than the close of business on February 9, 2007, and

•       Not later than the close of business on March 10, 2007.

If the date of the 2007 Annual Meeting is not within 30 days before or after the anniversary of the 2006 Annual Meeting, then notice of a shareowner nomination must be received no later than the close of business on the tenth day after public announcement of the meeting date. The shareowner who makes the nomination must have been a shareowner at the time the nomination was made and must be entitled to vote at the meeting during which the nomination will be considered. The notice must set forth the following information:

•       As to each person nominated, all information relating to such person that is required to be disclosed in a solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14 under the Exchange Act (including such person’s written consent to being named as a nominee and to serve as a director if elected),

•       The name and address, as they appear on our stock transfer records, of the shareowner making the nomination,

•       The class and number of shares of common stock that the shareowner beneficially owns, and

•       A description of all arrangements or undertakings between the shareowner and any other person or persons (including their names) in connection with such nomination and any material interest of the shareowner in such nomination.

The shareowner must also comply with all applicable requirements of the Exchange Act that apply to the nomination.

Copy of By-law Provisions:   You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant By-law provisions regarding the requirements for making shareowner proposals and nominating director candidates.

Q:   How may I communicate with members of the Board or the non-management directors on the Board?

A:   The Board provides a process for shareowners to send communications to the Board or to any one or more of the individual directors on the Board. You may do so by sending a written communication to our Corporate Secretary at our principal executive offices. The Corporate Secretary will forward your communication to the Board or to the director that you specify promptly after receiving it. The Corporate Secretary will forward all such communications received without reviewing or editing them. The Chairman of the Board, or the director to whom your communication is addressed, if other than the Chairman of the Board, will decide whether and how to respond to your communication. Such person may consult with the Corporate Secretary regarding his or her response.

Q:   Do we have a policy regarding director attendance at Annual Meetings of Shareowners?

A:   Yes. We require that all directors attend each Annual Meeting of Shareowners unless absence is excused by the Chairman for good cause. All directors who were serving at the time of the 2005 Annual Meeting of Shareowners attended the meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board has determined that eight of the nine continuing members of our Board of Directors, including Mr. Gelbman, who has been nominated for election at the 2006 Annual Meeting, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and are independent within the meaning of the director independence standards of the Nasdaq Global Market, Inc. (“Nasdaq”), as currently in effect. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with us (either directly or as a partner, shareowner or officer of an organization that has a relationship with us) and is independent within the meaning of the Nasdaq independence standards. Mr. David A. Dodd, who serves as our President and Chief Executive Officer, and who has been nominated for election at the 2006 Annual Meeting, is not independent within the meaning of the Nasdaq standards.

Meetings of the Board; Committees

During the fiscal year ended January 1, 2006, our Board held ten meetings. Each of the directors attended 75% or more of the aggregate number of meetings held in fiscal 2005 of our Board and the committees on which he served. The Board of Directors currently has the following standing committees: the Compensation and Human Resources Committee, the Audit Committee, the Corporate Governance and Nominating Committee, and the Research, Development and Regulatory Affairs Committee. The following table sets forth the membership of our Committees:

Director	Compensation and Human Resources	Audit	Corporate Governance and Nominating	Research, Development and Regulatory Affairs
Christoffersen				X (Chair)
Clanin		X (Chair)	X
Fetzer		X	X(Chair)
Gelbman	X			X
Moufflet	X	X
Shatkin				X
Shaw				X
Tilton	X (Chair)		X

Mr. O’Connell, the Chairman of our Board, is an ex officio member of the committees of our Board. Mr. Fetzer is retiring from our Board at the conclusion of the 2006 Annual Meeting. The Board will fill the committee vacancies caused by his retirement as promptly as practicable following the conclusion of the 2006 Annual Meeting.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is responsible for approving (or, at the election of the Compensation and Human Resources Committee, recommending to the Board) compensation arrangements for our officers, succession planning, reviewing benefit plans and administering our various stock option and other equity-related plans. The Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee are jointly responsible for evaluating the compensation to be paid to our non-employee directors and for making recommendations to the Board regarding such compensation. The Committee operates pursuant to a written charter, which is posted on our website at www.serologicals.com/corporategovernance. This Committee held five meetings during fiscal 2005.

Audit Committee

The Audit Committee is responsible for providing oversight of our activities relating to financial matters to ensure that they are conducted in a legal and ethical manner. This Committee oversees our financial reporting, control and internal and external audit functions and is responsible for appointing our independent registered public accountants, evaluating the independent registered public accountants, consulting with management and the independent registered public accountants as to the systems of internal accounting controls and reviewing any non-audit services performed by the independent registered public accountants. In addition, the Committee reviews with management and the independent registered public accountants our financial statements. The Audit Committee operates pursuant to a written charter, a copy of which is posted on our website at www.serologicals.com/corporategovernance. Each member of the Audit Committee is independent within the meaning of the director independence standards of Section 10A of the Exchange Act. Mr. Clanin, who serves as Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the SEC. This Committee held five meetings during fiscal 2005.

Research, Development and Regulatory Affairs Committee

The Research, Development and Regulatory Affairs Committee is responsible for overseeing our compliance with respect to non-financial regulatory matters and for oversight of our research and development activities and the strategies and tactics for research and development, including synchronizing these strategies and tactics with the necessary human, facility and other material resources. During fiscal 2005, the Committee met two times.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee reviews with the Board on an annual basis the appropriate skills and characteristics required on the Board in the context of our strategic direction; manages the process whereby the full Board annually assesses its performance; manages the process whereby the current Board members are evaluated by the Board at the time they are considered for re-nomination; recommends for Board approval a definition of what constitutes an independent director; investigates any potential conflict of interest by a director as assigned to it by the Board; recommends to the Board the existing Board members to be re-nominated; manages the process whereby new directors are solicited, interviewed, nominated and orientated; recommends Committee assignments; and reviews Board guidelines and Committee charters. The Corporate Governance and Nominating Committee and the Compensation and Human Resources Committee are jointly responsible for evaluating the compensation to be paid to our non-employee directors and for making recommendations to the Board regarding such compensation. The Charter of the Corporate Governance and Nominating Committee is posted on our website at http://www.serologicals.com/corporategovernance. This Committee met one time during fiscal 2005.

Consideration of Director Nominees

Shareowner Nominees

The policy of the Corporate Governance and Nominating Committee is to consider nominations for directors from shareowners that meet the criteria for nominees described below under the caption “Director Qualifications.” A shareowner wishing to nominate an individual for election to the Board should send the nomination, together with a statement of the individual’s experience and qualifications and a signed consent of the individual to serve if nominated and elected, to our Corporate Secretary at our principal executive office.

In addition, our By-Laws permit shareowners to nominate directors for consideration at an annual meeting of our shareowners. A description of the process for nominating directors in accordance with the By-Laws is set forth under the caption “Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareowners or to nominate individuals to serve as directors?” on page 6.

Director Qualifications

The Corporate Governance and Nominating Committee has adopted a profile for candidates for nomination to the Board. The Committee believes that all candidates should possess the following qualities:

•       Integrity—honesty accompanied by high ethical standards;

•       Accountability—the willingness to act on and be accountable for decisions;

•       Informed Judgment—the ability to obtain relevant information and to process that information in a way that reflects good judgment;

•       Mature Confidence—the maturity to value the Board’s performance over the candidate’s own performance while asking tough questions and asserting one’s own ideas;

•       Respect for Others—the willingness to listen to others; and

•       High Performance Standards—a history of achievement that reflects high standards not only for himself or herself but also for those with whom he or she works.

In addition to the qualities expected of all candidates, the Committee believes that each candidate for nomination to the Board should possess one or more of the following specific competencies:

•       expertise in accounting and finance;

•       operating business judgment;

•       understanding of management best practices in the industry;

•       relevant industry knowledge;

•       understanding of management best practices in general;

•       experience in crisis management;

•       leadership on other boards or in other management teams; and

•       strategic thinking ability.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for election to our Board. Candidates may come to the attention of the Committee through other members of our Board, professional search firms, shareowners and others. Candidates are evaluated first by the chairman of the Committee and then by the Chairman of the Board and our President and Chief Executive Officer. Candidates that such persons believe to be worthy of further consideration are then interviewed by the other members of the Board. Candidates identified by shareowners will be evaluated in a similar manner.

Compensation and Human Resources Committee Interlocks and Insider Participation

None of the members of the Compensation and Human Resources Committee is a former or current officer or employee of us or any of our subsidiaries. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member of our Compensation and Human Resources Committee is an executive officer.

Compensation of Directors

Employee directors are not compensated for their Board service. During fiscal 2005, the non-executive Chairman of the Board of Directors was paid an annual retainer of $40,000 and each other non-employee member of the Board received an annual retainer of $25,000. The Chairman of the Audit Committee and the Chairman of the Compensation and Human Resources Committee received additional annual retainers of $10,000 for their service in such capacities. Other Committee chairmen received an annual retainer of $5,000. Non-employee members of the Board who served as committee members, other than the chairmen of the committees, received an additional annual retainer of $2,000 for each committee on which the member served. During fiscal 2005, non-employee members of the Board also received $1,500 for each meeting of the Board attended in person and $1,500 for each committee meeting attended in person. Such members of the Board were paid for all formal in-person committee meetings and formal in-person meetings of the Board regardless of whether the meetings were held on the same day. The meeting fees for any one calendar day were capped at $3,000. Board members were not separately compensated for participating in telephonic meetings. Non-employee directors were also reimbursed for out-of-pocket expenses in connection with their attendance at such meetings. We expect that the cash compensation arrangements for members of our Board described above will remain in effect during fiscal 2006.

Each non-employee director may elect to receive his or her compensation either in cash, shares of our common stock (at 85% of fair market value) or partly in cash and partly in shares of our common stock. Once made, the election or change in election will apply to all annual retainer and meeting fees which become payable to the director during the calendar year following the election. In addition, an eligible director may defer the receipt of the common stock until:

•       a date so designated by the director or

•       the date the director ceases to serve as a director due to death, disability, expiration of term or resignation.

Our non-employee directors participate in our 2005 Incentive Plan. During fiscal 2005, our non-employee Chairman of the Board received an award of options to acquire 15,000 shares of our common stock and 2,700 restricted stock units with respect to his service during fiscal 2005. Our other non-employee directors received awards of options to acquire 10,000 shares of our common stock and 1,600 restricted stock units with respect to their service during fiscal 2005. The options granted to our non-employee directors have an exercise price of $21.39 and will vest on May 10, 2006, if the non-employee director remains a member of our Board of Directors on such date; and have a term of seven years. The restricted stock units granted to our non-employee directors represent one share of our common stock and will vest on May 10, 2006, if the non-employee director remains a member of our Board of Directors on such date. We will pay each of our non-employee directors an amount of cash equal to the value of a share of our common stock on the date that the restricted stock units vest. We expect that our non-employee directors will participate in our 2005 Incentive Plan during fiscal 2006 on the same basis that they participated in it during fiscal 2005.

The Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee of our Board of Directors are jointly responsible for evaluating the compensation to be paid to our non-employee directors and for making recommendations to the Board regarding such compensation. Such Committees are authorized to use their discretion in making this determination and, in doing so, may take into account such factors as they deem to be appropriate. During the term of the 2005 Incentive Plan, the Committees may, in their discretion, recommend to our Board that the number and types of awards to be granted to our non-employee directors under the 2005 Incentive Plan should be altered. The Board is authorized to accept such recommendation without seeking shareowner approval of the revised compensation arrangements.

Code of Ethics

We have adopted a code of ethics applicable to our chief executive officer, chief financial officer, chief accounting officer and controller and other senior financial officers. The code of ethics is publicly available as Exhibit 14 to our Annual Report on Form 10-K for fiscal 2004. It is also posted on our website at www.serologicals.com/corporategovernance.

Non-Executive Sessions

At the beginning of each meeting of the Board, the Board conducts a session in which Mr. Dodd, the sole management director, does not participate. Mr. O’Connell, the non-executive Chairman of the Board, establishes the agenda for these sessions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. For the convenience of our executive officers and directors, we prepare and file the reports for them pursuant to a power of attorney that each of them has given to us.

We believe that our executive officers and directors complied with all filing requirements related to Section 16(a), except for the following:

•       We filed three late reports on behalf of Mr. Desmond H. O’Connell, Jr. Two of the reports related to his election to receive shares of our common stock in lieu of meeting fees payable to him. The third report related to our award of stock options and restricted stock units to him.

•       We filed two late reports on behalf of Mr. David A. Dodd. One of the reports related to his exercise of stock options. The second report related to our award of stock options and performance share units to him.

•       We filed two late reports on behalf of Mr. Lawrence E. Tilton. One of the reports related to our award of stock options and restricted stock units to him. The other report was filed to correct information regarding the numbers of stock options and shares of our common stock that Mr. Tilton owned following transactions previously reported.

•       We filed two late reports on behalf of  Dr. James J. Kramer. One of the reports related to our award of stock options and performance share units to him. The other report was filed to correct information regarding the numbers of stock options and shares of our common stock that Dr. Kramer owned following a previously reported transaction.

•       We filed a late report related to our award of stock options and performance share units or restricted stock units to each of the following persons:  Dr. Ralph E. Christoffersen, Mr. Robert J. Clanin, Mr. Robert P. Collins, Mr. Wade Fetzer, III, Mr. Ronald G. Gelbman, Mr. Harold W. Ingalls, Mr. Jeffrey D. Linton, Mr. Gerard M. Moufflet, Mr. Samuel R. Schwartz, Dr. Aaron J. Shatkin, Dr. George M. Shaw and Mr. Dwain M. Wilcox.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Board consists of ten members and is divided into three classes. Mr. Wade Fetzer, III, who has been a member of our Board since 1997, has decided to retire at the conclusion of the 2006 Annual Meeting. Our Board has decided to reduce the number of members comprising our Board by one, from ten to nine, effective upon Mr. Fetzer’s retirement. The reduction will occur in Class 2, which is the class in which Mr. Fetzer serves. Accordingly, the number of nominees to be considered for election as Class 2 directors at the Annual Meeting pursuant to our Amended and Restated Certificate of Incorporation and By-laws is two.  Both of the directors elected at the Annual Meeting will serve a full three-year term as a Class 2 director. Our Board, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated David A. Dodd and Ronald G. Gelbman, both of whom are now directors, for these directorships. Mr. Dodd now serves as our President and Chief Executive Officer.

Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted “FOR” the election of Messrs. Dodd and Gelbman. The two nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected. Proxies may not be voted for a greater number of persons than the number of nominees named. If, for any reason, at the time of the election either of the nominees is unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board. The Board has no reason to believe that either of the nominees will be unable or unwilling to serve as a director. Both of the nominees have agreed to serve if elected.

Information regarding the persons nominated for election at the Annual Meeting and the members of the Board whose terms of office will continue following the Annual Meeting is set forth below. Our Board recommends a vote “FOR” the election to the Board of each of the nominees.

NOMINEES FOR DIRECTOR WHOSE TERMS OF OFFICE
WILL EXPIRE IN 2009
(CLASS 2)

Name of Director	Age	Has Been a Director of Serologicals Since
David A. Dodd	56	2000
Ronald G. Gelbman	58	2002

DIRECTORS WHOSE TERMS OF OFFICE
WILL CONTINUE AFTER THE 2006 ANNUAL MEETING

Directors Whose Terms Expire in 2007 (Class 3)

Name of Nominee	Age	Has Been a Director of Serologicals Since
Ralph E. Christoffersen, Ph.D.	68	2001
Desmond H. O’Connell, Jr.	70	1998
Aaron J. Shatkin	71	2004
George M. Shaw, M.D., Ph.D.	52	1993

Directors Whose Terms Expire in 2008 (Class 1)

Name of Director	Age	Has Been a Director of Serologicals Since
Robert J. Clanin	62	2003
Gerard M. Moufflet	62	2001
Lawrence E. Tilton	70	1996

Ralph E. Christoffersen, Ph.D.   has served as a director of Serologicals since August 2001. Dr. Christoffersen is the chairman of the Research, Development and Regulatory Affairs Committee. He has been a General Partner at Morgenthaler Ventures, a private equity firm, since July 2001. Dr. Christoffersen previously served as the Chairman of the Board of Ribozyme Pharmaceuticals Inc., a company involved in developing ribozyme-based therapeutic agents (“RPI”), and as Chief Executive Officer and President of RPI from 1992 until July 2001. Prior to joining RPI, Dr. Christoffersen was Senior Vice President in charge of U.S. research operations at SmithKline Beecham Pharmaceuticals, a pharmaceutical development and manufacturing firm. Prior to his employment at SmithKline Beecham, he served as Vice President of Discovery Research for The Upjohn Company, a pharmaceutical development and manufacturing firm. He serves on the Boards of the Colorado BioScience Association (Chair), Replidyne Corporation, GlobeImmune, Inc., Threshold Pharmaceuticals and Morphotek Inc. His strong academic background includes serving as President of Colorado State University and as Vice Chancellor for Academic Affairs and Professor of Chemistry at the University of Kansas.

Robert J. Clanin   has served as a director of Serologicals since October 2003. He is the chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee. From 1994 until his retirement on January 1, 2001, Mr. Clanin served as Senior Vice President and Chief Financial Officer of United Parcel Service, Inc., a global package delivery company. Mr. Clanin also serves as a director of John Harland Company and Caraustar Industries, Inc.

David A. Dodd   has served as President, Chief Executive Officer and a director of Serologicals since June 2000. From August 1995 to June 2000, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc., a U.S. subsidiary of an international chemical and pharmaceutical group, and as a member of the Management Board for the Pharmaceutical Sector of Solvay S.A. In addition, Mr. Dodd served as Chairman of the Board of Unimed Pharmaceuticals, Inc., a subsidiary of Solvay, from July 1999 to June 2000. Prior to joining Solvay, Mr. Dodd served in a number of management and executive positions for major life science corporations, including American Home Products Corporation, Bristol-Myers Squibb Company and Abbott Laboratories. Mr. Dodd currently also serves on the board of directors of two non-profit organizations, the American Foundation for Suicide Prevention, of which he is the Chairman, and the Georgia Biomedical Partnership.

Ronald G. Gelbman   has been a director of Serologicals since November 2002 and is a member of the Compensation and Human Resources Committee and the Research, Development and Regulatory Affairs Committee. Mr. Gelbman retired in 2000 from Johnson & Johnson, a healthcare-products manufacturing firm, where he was a member of the Executive Committee, serving as Worldwide Chairman, Health Systems and Diagnostics. Prior to that, he was Worldwide Chairman, Pharmaceuticals and Diagnostics. Mr. Gelbman began his professional career at Johnson & Johnson in 1972, serving in a variety of positions both domestically and internationally throughout his 28 year tenure. Mr. Gelbman currently serves on the Board of Directors of Haemonetics Corporation. Mr. Gelbman also serves on the Board of Trustees of Rollins College, Ringling School of Art & Design, the Sarasota, Florida YMCA and The Out-of-Door Academy.

Gerard M. Moufflet   has been a director of Serologicals since April 2001 and is a member of the Audit Committee and the Compensation and Human Resources Committee. Mr. Moufflet has been the Chief Executive Officer and Founder of Acceleration International, a private equity investment firm focused on healthcare, since January 2002. Mr. Moufflet was a Managing Director for Advent International, a private equity investment firm, from 1989 to December 2001. From 1972 to 1989, Mr. Moufflet served in various capacities for Baxter International, a provider of healthcare products and services, most recently as Corporate Vice President responsible for various European operations. Mr. Moufflet serves as a director of Curative Health Services Inc., American Dental Partners, Harvard Dental School and several private companies, including Kika Medical and Thommen Medical.

Desmond H. O’Connell, Jr.   has been a director of Serologicals since July 1998 and has served as Chairman of the Board of Directors since May 2000. Since 1990, Mr. O’Connell has been an independent management consultant. Mr. O’Connell was with the BOC Group, PLC, an industrial gas and healthcare company, in senior management positions from 1980 to 1990 and was a member of the Board of Directors of BOC Group, PLC from 1983 to 1990. From April 1990 until September 1990, Mr. O’Connell was President and Chief Executive Officer of BOC Healthcare. From 1986 to April 1990, he was Group Managing Director of BOC Group, PLC. Prior to joining BOC, Mr. O’Connell held various positions at Baxter Laboratories, Inc., a healthcare manufacturing firm, including Chief Executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development. Mr. O’Connell is currently a member of the Board of Directors of Abiomed, Inc., a publicly traded manufacturer and marketer of cardiac assist devices, and of VueSonix Sensors Inc., a privately held company that has developed technology for the measurement of blood velocity.

Aaron J. Shatkin, Ph.D,   has been a director of Serologicals since October 2004. He is a member of the Research, Development and Regulatory Affairs Committee. Dr. Shatkin, a member of the National Academy of Sciences and the American Academy of Arts and Sciences, is one of the world’s preeminent biotechnologists. He currently serves as the Director for the Center for Advanced Biotechnology and Medicine, as well as a professor of Molecular Genetics and Microbiology at the Robert W. Johnson Medical School. He also serves as a professor of Molecular Biology at Rutgers University. Dr. Shatkin is a member of numerous biomedical societies, including the American Society for Microbiology, American Society for Virology, American Society for Cell Biology and the American Society for Biochemistry and Molecular Biology.

George M. Shaw, M.D., Ph.D.   has been a director of Serologicals since August 1993. Dr. Shaw is a member of the Research, Development and Regulatory Affairs Committee. Dr. Shaw is an Investigator with the Howard Hughes Medical Institute, a not-for-profit medical research organization, and Professor, Division of Hematology/Oncology (Department of Internal Medicine) at the University of Alabama at Birmingham, where he has served on the faculty since 1985. Dr. Shaw has served as the Senior Scientist at the Center for AIDS Research and as Senior Scientist at the Comprehensive Cancer Center at the University of Alabama at Birmingham since July 1988. Dr. Shaw serves as an External Advisory Committee Member of the Aaron Diamond AIDS Research Center.

Lawrence E. Tilton   has been a director of Serologicals since July 1996. Mr. Tilton is chairman of the Compensation and Human Resources Committee and a member of the Corporate Governance and Nominating Committee. Mr. Tilton retired from American Cyanamid Company, a diversified chemical and pharmaceutical company, in December 1994. From 1960 until 1994, Mr. Tilton served in various capacities within American Cyanamid, including as President of the Lederle Laboratories Division from December 1993 until his retirement and President, Lederle Consumer Health from December 1990 to December 1993.

PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2006. During fiscal 2005, Deloitte & Touche LLP served as our independent registered public accountants and also provided certain other audit related services. See “Independent registered public accountants—Fees Paid to Independent registered public accountants” on page 32. Representatives of Deloitte & Touche LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the 2006 fiscal year.   If the appointment is not ratified, the Board will consider whether it should select other independent registered public accountants. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for fiscal 2006 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting.

SECURITY OWNERSHIP OF CERTAIN SHAREOWNERS AND MANAGEMENT

The following table provides information as of February 28, 2006 regarding the beneficial ownership of our common stock by:

•       each person who is known to us to be the beneficial owner of more than five percent of our common stock,

•       each director and nominee,

•       each of the Named Executive Officers, and

•       all current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Common Stock(2)
EARNEST Partners, LLC(3)	4,388,001	12.9
FMR Corp.(4)	5,207,304	15.3
Brown Capital Management, Inc.(5)	2,052,000	6.0
Columbia Wanger Asset Management, L.P.(6)	2,683,700	7.9
Luther King Capital Management Corporation(7)	1,776,729	5.2
David L. Bellitt(8)	14,239	*
Ralph E. Christoffersen, Ph.D.(9)	33,888	*
Robert J. Clanin(10)	23,771	*
David A. Dodd(11)	101,273	*
Wade Fetzer, III(12)	155,274	*
Ronald G. Gelbman(13)	25,914	*
Harold W. Ingalls(14)	35,794	*
Jeffrey D. Linton(15)	45,688	*
Gerard M. Moufflet(16)	50,000	*
Desmond H. O’Connell, Jr.(17)	144,154	*
Aaron J. Shatkin, Ph.D(18)	7,959	*
George M. Shaw, M.D., Ph.D.(19)	72,500	*
Philip A. Theodore(20)	32,973	*
Lawrence E. Tilton(21)	63,303	*
All current executive officers and directors as a group (consisting of 19 individuals)(22)	947,172	2.7

*                    Less than 1%

1.                 This table identifies persons having voting and investment power with respect to the shares, or shares underlying options that are exercisable within 60 days of February 28, 2006, set forth opposite their names as of February 28, 2006, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to us by each of them. Unless otherwise stated, the address of each person identified in this table is c/o Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092.

2.                 Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of our common stock outstanding as February 28, 2006. The number of shares of our common stock outstanding on February 28, 2006 was 34,133,667. For purposes of calculating each person’s beneficial ownership, any shares subject to options exercisable within 60 days of February 28, 2006 are deemed to be beneficially owned by, and only outstanding with respect to, such person.

3.                 Based on Amendment No. 3, filed on February 7, 2006, to the Schedule 13G filed with the SEC as of December 31, 2003, by EARNEST Partners, LLC. This shareowner reported that, as of December 31, 2005, it was the beneficial owner of 4,388,001 shares of our common stock, with sole voting power over 1,479,378 shares, shared voting power over 1,505,610 shares and sole dispositive power over all of the shares. The address of this shareowner is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309.

4.                 Based on Amendment No. 2, filed on January 10, 2006, to the Schedule 13G filed with the SEC as of December 31, 2003, by FMR Corp. This shareowner reported that, as of December 31, 2004, it beneficially owned, with sole dispositive power, 5,207,304 shares of our common stock. It also reported that it had sole voting power over 1,094,000 of such shares and shared voting power with respect to none of such shares. FMR Corp., whose address is 82 Devonshire Street, Boston, Massachusetts 02109, is the parent corporation of, among other things, Fidelity Management & Research Company, a registered investment advisor.

5.                 Based on Amendment No. 2, filed on February 6, 2006, to the Schedule 13G filed with the SEC on August 5, 2004, by Brown Capital Management, Inc. This shareowner reported that, as of December 31, 2005, it beneficially owned, with sole dispositive power, 2,052,000 shares of our common stock. It also reported that it had sole voting power over 1,612,900 of such shares and shared voting power with respect to none of such shares. The address of this shareowner is 1201 N. Calvert Street, Baltimore, Maryland 21202.

6.                 Based on the Schedule 13-G filed with the SEC on February 10, 2006, by Columbia Wanger Asset Management, L.P. This shareowner reported that, as of December 31, 2005, it beneficially owned, with sole dispositive and voting power, 2,683,700 shares of our common stock. WAM Acquisition GP, Inc. is the general partner of this shareowner. The address of the shareowner and its general partner are 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

7.                 Based on Amendment No. 1, filed on February 10, 2006, to a Schedule 13-G filed with the SEC by Luther King Capital Management Corporation. This shareowner reported that, as of December 31, 2005, it beneficially owned, with sole dispositive power, 1,776,729 shares of our common stock. The address of Luther King Capital Management Corporation is 301 Commerce Street, Suite 1600, Fort Worth, TX 76102.

8.                 Includes 12,000 shares of common stock that Mr. Bellitt has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006.

9.                 Includes (i) 27,918 shares of common stock that Dr. Christoffersen has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006 and (ii) deferred stock units representing 5,970 shares of common stock distributable to Dr. Christoffersen on his last day of service as a director.

10.          Includes (i) 18,137 shares of common stock that Mr. Clanin has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006 and (ii) deferred stock units representing 5,634 shares of common stock distributable to Mr. Clanin on his last day of service as a director.

11.          Includes (i) 35,000 shares of common stock that Mr. Dodd has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006; (ii) deferred stock units representing 14,292 shares of common stock distributable to Mr. Dodd on his last day of employment; and (iii) 5,672 deferred stock units that are fully vested and exchangeable for a like number of shares of common stock.

12.          Includes 106,274 shares of common stock that Mr. Fetzer has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006.

13.          Represents (i) 24,685 shares of common stock that Mr. Gelbman has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006 and (ii) deferred stock units representing 1,229 shares of common stock distributable to Mr. Gelbman on his last day of service as a director.

14.          Includes (i) 19,350 shares of common stock that Mr. Ingalls has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006; (ii) deferred stock units representing 5,308 shares of common stock distributable to Mr. Ingalls on his last day of employment; and (iii) 1,136 deferred stock units which vest 33 1/3% on each anniversary date of the grant, at which time Mr. Ingalls becomes entitled to receive a like number of shares of common stock.

15.          Includes (i) 28,563 shares of common stock that Mr. Linton has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006; (ii) deferred stock units representing 4,765 shares of common stock distributable to Mr. Linton on his last day of employment; and (iii) 1,791 deferred stock units that are fully vested and exchangeable for a like number of shares of common stock.

16.          Includes 30,000 shares of common stock that Mr. Moufflet has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006.

17.          Includes (i) 80,466 shares of common stock that Mr. O’Connell has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006 and (ii) deferred stock units representing 15,688 shares of common stock distributable to Mr. O’Connell on his last day of service as a director.

18.          Represents (i) 5,836 shares of common stock that Dr. Shatkin has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006 and (ii) deferred stock units representing 2,123 shares of common stock distributable to Dr. Shatkin on his last day of service as a director.

19.          Includes 62,500 shares of common stock that Dr. Shaw has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006.

20.          Includes (i) 12,500 shares of common stock that Mr. Theodore has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006 and (ii) deferred stock units representing 6,824 shares of common stock distributable to Mr. Theodore on his last day of employment.

21.          Includes (i) 40,000 shares of common stock that Mr. Tilton has the right to acquire pursuant to options exercisable within 60 days of February 28, 2006 and (ii) deferred stock units representing 10,303 shares of common stock distributable to Mr. Tilton on his last day of service as a director.

22.          Includes (i) 598,230 shares of common stock that members of the group have the right to acquire pursuant to options exercisable within 60 days of February 28, 2006; (ii) deferred stock units representing 41,016 shares of common stock distributable to executive officers on their last day of employment; (iii) deferred stock units representing 10,021 shares of common stock distributable to executive officers, subject to vesting requirements; and (iv) deferred stock units representing 40,947 shares of common stock distributable to directors on their last day of service.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003, the compensation for services in all capacities to us of the individuals serving or having served as our Chief Executive Officer and our other four most highly compensated executive officers during the fiscal year ended January 1, 2006 (collectively, the “Named Executive Officers”):

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(1)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
David A. Dodd	2005	422,481	289,450	38,709	28,000	74,072	59,747
President and Chief	2004	395,714	275,062	39,242	30,563	50,000	68,512
Executive Officer	2003	384,461	87,300	14,655	9,700	45,000	12,499
Harold W. Ingalls	2005	299,788	158,264	7,887	44,762	35,607	27,540
Vice President,	2004	293,731	137,760	5,212	34,440	26,400	32,744
Finance and Chief	2003	269,769	43,680	1,638	25,920	24,000	11,221
Financial Officer
Jeffrey D. Linton	2005	251,365	92,379	2,486	9,153	29,819	17,754
President, Chemicon and	2004	238,404	97,742	46,443	32,581	19,250	21,756
Upstate	2003	227,650	81,938	647	4,313	17,500	106,654
David L. Bellitt	2005	288,769	200,750	15,711	—	34,145	20,396
President, Celliance	2004	272,885	168,000	11,254	—	—	16,255
	2003	240,384	50,000	—		48,000	87,237
Philip A. Theodore(5)	2005	275,962	164,640	—	—	—	18,009
Vice President, General	2004	256,942	—	21,900	146,004	50,000	17,035
Counsel

(1)          Annual incentive compensation consisted of cash payments reported in the Cash Bonus column and deferred stock units reported in the Restricted Stock Awards column earned in the year stated. The amount reported in the Restricted Stock Awards column for each officer is the value of deferred stock units awarded in lieu of the cash bonus amounts deferred by such officer. The amount attributable to deferred stock units represents the award of a number of deferred stock units equal to the value of the award divided by 85% of the fair market value of a share of our common stock on the date of the award. The difference between the fair market value represented by the deferred stock units awarded and the bonus earned but deferred is included in the column entitled “Other Annual Compensation.” The deferred stock units are immediately vested and, unless further deferred at the executive’s election, are distributable at the rate of 33 1/3% per year over three years, or upon termination of employment, if earlier. The remaining amount reported in the Restricted Stock Awards column for each officer is the value of deferred stock units awarded by the Compensation and Human Resources Committee under our 2005 Incentive Plan. The amount represents the award of a number of deferred stock units equal to the value of the award divided by the fair market value of our common stock on the date of the award. The deferred stock units represent one share of common stock. The deferred stock units vest at the rate of 33 1/3% per year over three years.

(2)          Includes the following:

Name	Automobile Allowance	Difference between fair market value of Common Stock represented by Deferred Stock Units awarded and deferred bonus as noted in(1)	Value of Sales Incentive Trip
David A. Dodd	$13,200	$4,950	$20,559
Harold W. Ingalls	—	7,887	—
Jeffrey D. Linton	—	1,618	868
David L. Bellitt	—	—	15,711
Philip A. Theodore	—	—	—

(3)          Represents options to purchase shares of our common stock.

(4)          For fiscal year ended January 1, 2006, includes compensation in the following amounts:

Name	Matching contributions to 401(k) plan	Premiums paid for insurance
David A. Dodd	$15,533	$44,214
Harold W. Ingalls	15,874	11,666
Jeffrey D. Linton	9,315	9,762
David L. Bellitt	10,634	8,439
Philip A. Theodore	11,246	6,763

(5)          Mr. Theodore was not employed by us prior to January 2004.

Option Grants in Last Fiscal Year

The following table sets forth summary information regarding stock options granted during fiscal 2005 to each of the Named Executive Officers.

	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation(2)
Name	Granted(1)	Fiscal Year	Per Share ($)	Date	5.0%	10.0%
David A. Dodd	74,072	12	21.39	5/11/2012	$1,663,620	$1,742,840
Harold W. Ingalls	35,607	6	21.39	5/11/2012	799,715	837,797
Jeffrey D. Linton	29,819	5	21.39	5/11/2012	669,720	701,611
David L. Bellitt	34,145	5	21.39	5/11/2012	766,880	803,398
Philip A. Theodore	—	—	—	—	—	—

(1)          The options vest ratably at 25% per year on each anniversary date of the grant date, which was May 11, 2005.

(2)          Potential realizable values are based on the fair market value per share on the date of the grant and represent hypothetical gains that could be achieved for the respective options if exercised and sold at the end of the option term for the appreciated price. The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates of appreciation set by the SEC, and are not intended to forecast possible future appreciation, if any, of the price of our common stock. There can be no assurance that such potential realizable values will not be more or less than that indicated in the table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to (1) each exercise of options by the Named Executive Officers during fiscal 2005, (2) the number of unexercised options held by each of the Named Executive Officers as of January 1, 2006 and (3) the value of unexercised in-the-money options as of January 1, 2006.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At Fiscal Year End Exercisable/Unexercisable(1)
David A. Dodd	287,500	$5,076,771	35,000/134,072	$212,425/$248,925
Harold W. Ingalls	—	—	19,350/67,793	$118,482/$135,191
Jeffrey D. Linton	55,000	941,809	28,563/58,007	$82,539/$96,591
David L. Bellitt	12,000	174,101	12,000/12,000	$115,560/$115,560
Philip A. Theodore	—	—	25,000/25,000	$41,250/$41,250

(1)          Calculated on the basis of the fair market value of $20.25 of a share of our common stock on January 1, 2006, minus the per share exercise price.

Performance Share Awards

We awarded performance share units to our senior management as part of their long-term, equity-based incentive  compensation for fiscal 2005. We had not previously awarded performance share units. The units vest over two years, subject to our performance against pre-established targets, including the compound growth rate of consolidated revenues and earnings per share during the two-year period. Revenue growth comprises 55% of the performance goal and earnings per share comprise the remainder. The actual payout under these awards may vary based on our actual performance over the two-year performance period. The following table sets forth the value and number of performance share units awarded to our Named Executive Officers with respect to fiscal 2005. The number of performance share units set forth in the table below was determined by dividing the value of the performance share units granted to each officer by the fair market value of a share of our common stock on May 11, 2005.

Name	Value of Performance Share Units	Number of Performance Share Units
David A. Dodd	$263,669	12,327
Harold W. Ingalls	126,748	5,926
Jeffrey D. Linton	106,144	4,962
David L. Bellitt	121,545	5,682
Philip A. Theodore	83,916	3,923

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of January 1, 2006. The table includes information for equity compensation plans approved by our shareowners and equity compensation plans not approved by our shareowners.

Plan Category	Shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Shares of Common Stock available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(1)	(c)
Equity compensation plans approved by our shareowners(2)	2,425,715	$16.83	10,130,586	(3)
Equity compensation plans not approved by our shareowners	n/a	n/a	825,036	(4)
Totals	2,425,715	$16.83	10,955,622

(1)          This column does not reflect the purchase price of shares to be purchased pursuant to our employee stock purchase plans.

(2)          Includes options to purchase shares outstanding under our 2005 Incentive Plan, our 2001 Incentive Plan, our Amended and Restated 1995 Non-Employee Director Stock Option Plan and our Second Amended and Restated 1994 Omnibus Incentive Plan.

(3)          Includes shares available, as of January 1, 2006, for future issuance under our 2005 Incentive Plan; excludes securities reflected in column (a). Our 2005 Incentive Plan permits us to issue stock appreciation rights, restricted stock and deferred stock units as well as options. The shares available for future issuance under our 2005 Incentive Plan may be issued upon the exercise of such other instruments, to the extent that we issue such other instruments in the future.

(4)          Consists of shares available for purchase pursuant to our employee stock purchase plans.

Material Features of Plans Not Approved by Shareowners

Our 1996 Employee Stock Purchase Plan is intended to provide our employees an opportunity to acquire a proprietary interest in us through the purchase of shares of our common stock. Employees who desire to participate in the program purchase shares of our common stock with funds withheld from their paychecks. Each employee who participates in the program may designate the amount to be withheld from his or her paycheck, within limitations specified in the plan. Shares of our common stock are sold to employees pursuant to the plan at a purchase price equal to 85% of the lower of the closing price on the first or last day of each successive three month purchase period.

Pursuant to the terms of our UK share incentive plans, eligible employees are able to purchase shares of our common stock through a payroll deduction program. Employees who desire to participate in the UK share incentive plans purchase shares of our common stock with funds withheld from their paychecks. Each employee who participates in a share incentive plan may designate the amount to be withheld from his or her paycheck, within limitations specified in the plans. Shares of our common stock are sold to employees pursuant to the plans at a discount from the fair market value, the amount of which depends on the plan pursuant to which the purchases are made. We award matching shares to employees who participate in the plans.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Employment Agreements of Named Executive Officers

In connection with the commencement of Mr. Dodd’s employment, we entered into an employment agreement with him in May 2000 for an initial term of two years. The term of Mr. Dodd’s employment agreement will be extended for successive one-year periods unless either he elects or we elect to terminate the agreement. Such agreement provides for a current base salary of $450,000 per annum, effective as of April 1, 2006, and eligibility to participate in such of our bonus and incentive compensation plans in which our other executives are generally eligible to participate. Specifically, Mr. Dodd will be entitled to a bonus equal to 75% to 110% of his base salary upon the achievement of the operating goals established by the Board of Directors. Mr. Dodd has an opportunity to increase the bonus target by 150% based upon his performance.  Mr. Dodd’s agreement also provides for certain insurance, an automobile allowance and other benefits. In addition, pursuant to the agreement, Mr. Dodd received options to purchase 450,000 shares of our common stock, 225,000 of which had an exercise price of $5.00 per share and 225,000 of which had an exercise price of $5.375 per share. The options vested and Mr. Dodd has exercised all of them. The agreement also provides for Mr. Dodd’s participation in certain of our employee benefit programs. Mr. Dodd’s employment will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by us for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. The agreement also contains non-competition provisions for the period of employment and 12 months thereafter.

In connection with the commencement of Mr. Ingalls’ employment, we entered into an employment agreement with him in October 2001 for an initial term of one year. The term of Mr. Ingalls’ employment agreement will be extended for successive one-year periods unless either he elects or we elect to terminate the agreement. The agreement provides for a base salary of $322,500 per annum, effective as of April 1, 2006, and eligibility to participate in such of our bonus and incentive compensation plans in which our other executives are generally eligible to participate. Specifically, Mr. Ingalls will be entitled to a bonus target equal to 40% of his base salary upon the achievement of the goals established by the President and Chief Executive Officer. In addition, pursuant to the agreement, Mr. Ingalls received options to purchase 35,000 shares of our common stock with an exercise price of $17.50 per share. The options vested at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Ingalls’ employment, October 25, 2001, and are now fully vested. The agreement also provides for participation in certain of our employee benefit programs. Mr. Ingalls’ employment will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by us for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. Such agreement also contains non-competition provisions for the period of employment and 12 months thereafter.

In connection with the commencement of Mr. Linton’s employment, we entered into an employment agreement with him in September 2000 for an initial term of one year. The term of Mr. Linton’s employment agreement will be extended for successive one-year periods unless either he elects or we elect to terminate the agreement. Mr. Linton’s agreement was amended in April 2003 when he was appointed as President of our Chemicon International subsidiary. The agreement provides for a base salary of $265,400 per annum, effective as of April 1, 2006, and eligibility to participate in such of our bonus and incentive compensation plans in which our other executives are generally eligible to participate. Specifically, Mr. Linton will be entitled to a bonus target equal to 40% of his base salary upon the achievement of the goals established by the President and Chief Executive Officer. In addition, pursuant to the agreement, Mr. Linton received options to purchase 75,000 shares of our common stock with an exercise price of $6.75 per share. These options vested at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Linton’s employment, September 28, 2000, and are now fully vested. The agreement also provides for participation in certain of our employee benefit programs. Mr. Linton’s employment will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by us for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. Such agreement also contains non-competition provisions for the period of employment and 24 months thereafter.

In connection with the commencement of Mr. Bellitt’s employment, we entered into an employment agreement with him in December 2002 for an initial term of one year. The term of Mr. Bellitt’s employment agreement will be extended for successive one-year periods unless either he elects or we elect to terminate the agreement. The agreement provides for a base salary of $309,800 per annum, effective as of April 1, 2006, and eligibility to participate in such of our bonus and incentive compensation plans in which our other executives are generally eligible to participate. Specifically, Mr. Bellitt will be entitled to a bonus target equal to 40% of his base salary upon the achievement of the goals established by the President and Chief Executive Officer. In addition, pursuant to the agreement, Mr. Bellitt received options to purchase up to 48,000 shares of our common stock with an exercise price of $10.62 per share. The options vest at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Bellitt’s employment, December 30, 2002. The agreement also provides for participation in certain of our employee benefit programs. Mr. Bellitt’s employment will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by us for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. Such agreement also contains non-competition provisions for the period of employment and 12 months thereafter.

In connection with the commencement of Mr. Theodore’s employment, we entered into an employment agreement with him in December 2003 for an initial term of one year and subsequent automatic one-year renewals, unless either he or Serologicals elects to terminate the agreement. The agreement provides for a base salary of $295,500 per annum, effective as of April 1, 2006, and eligibility to participate in such of our bonus and incentive compensation plans in which our other executives are generally eligible to participate. Specifically, Mr. Theodore shall be entitled to a bonus target equal to 40% of his base salary upon the achievement of the goals established by the President and Chief Executive Officer. In addition, pursuant to the agreement, Mr. Theodore received options to purchase up to 50,000 shares of our common stock with an exercise price of $18.60 per share. The options vest at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Theodore’s employment, January 1, 2004. The agreement also provides for participation in certain of our employee benefit programs. Mr. Theodore’s employment will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. The agreement also contains non-competition provisions for the period of employment and 12 months thereafter.

Change-of-Control Severance Policy

In July 2003, our Board adopted a change-of-control severance policy that applies to each of the Named Executive Officers and to each of our Vice Presidents. Pursuant to the policy, a change-of-control occurs upon

•       the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of us or a subsidiary or (2) a person who acquires such securities directly from us in a privately-negotiated transaction such that, as a result of such acquisition, such person, entity or group either (x) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 35% of our outstanding voting securities entitled to vote on a regular basis for a majority of the members of our Board or (y) otherwise has the ability to elect, directly or indirectly, a majority of the members of our Board;

•       a change in the composition of our Board such that a majority of the members of our Board are not directors who (1) were members of our Board on the date that was 24 months prior to the date the composition of our Board is determined or (2) were nominated for election or elected to our Board with the affirmative vote of a majority of the directors who were members of the Board on such date at the time of such nomination or election;

•       our shareowners approve a merger or consolidation of us with any other business entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation; or

•       our shareowners approve a plan of complete liquidation of us or an agreement for the sale or disposition by us of (in one or more transactions) all or substantially all of our assets.

A majority of the directors who were members of our Board on the date that was 24 months prior to the date that the occurrence of a change of control is determined have the right to determine that any transaction of the type described above does not result in a change of control.

The policy provides for our payment of the financial benefits described below in cash in a lump sum to a covered executive if, at any time within 18 months following a change-of-control, we terminate the executive’s employment without cause or the executive terminates his or her employment for “good reason.”  The term  “good reason” is defined in the policy to mean

•       a material reduction in the covered executive’s job functions, duties or responsibilities, or a change in the executive’s reporting relationships that has a material and adverse effect on the status of the executive’s job functions, duties or responsibilities;

•       any material reduction in the executive’s base salary, target bonus or maximum bonus opportunity;

•       absent the executive’s consent, a required relocation of the executive of more than 35 miles from the executive’s primary place of business as of the date of the change-of-control or a significant increase in required travel by the executive;

•       the failure of any business entity with which we merge or consolidate, or to which we sell all or substantially all of its assets, to assume our obligations to the executive pursuant to the plan; or

•       any material breach of any of our obligations to the executive pursuant to the plan.

The financial benefits payable to an executive following a termination of his or her employment under the circumstances described above are

•       the executive’s base salary earned through the date of employment termination, but not previously paid;

•       reimbursement of business expenses incurred by the executive through the date of termination;

•       a pro rata portion of the executive’s annual target bonus based on the number of days elapsed in the year in which the termination occurs;

•       two times (three times in the case of our President and Chief Executive Officer) the executive’s highest annual rate of base salary during the 18-month period prior to the termination date;

•       two times (three times in the case of our President and Chief Executive Officer) the greater of (1) the executive’s annual target bonus for the fiscal year in which the termination occurs and (2) the executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the termination occurs; and

•       two times (three times in the case of our President and Chief Executive Officer) the average of the matching and profit sharing contributions, if any, allocated to the executive’s account under our 401(k) plan for the three years prior to the change of control.

The executive is also entitled to paid medical, disability and life insurance benefit coverage comparable to the coverage we provided immediately prior to the change-of-control for a period of two years following the date of employment termination and to certain outplacement services. Upon termination under the circumstances described above, all unvested stock options, stock appreciation rights, restricted stock, deferred stock units and other stock-based awards possessed by the executive will immediately vest and become immediately exercisable, unless the agreement documenting the award provides otherwise or such awards are assumed or replaced by the continuing or acquiring company.

If the payments or benefits described above are subject to an excise tax pursuant to provisions of the United States Internal Revenue Code that apply to “parachute payments,” we may, depending on the amount of the payments that are subject to the excise tax, either reduce the amount of the payments to prevent the application of the excise tax to them or pay the executive an amount sufficient to pay the excise tax and any federal, state and local income tax and social security or other employment tax, and any excise tax on such payment, together with any interest or penalties assessed on the executive if such interest or penalties are attributable to our failure to comply with its excise-tax payment obligations to the executive or applicable law.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Pursuant to its written charter, the Compensation and Human Resources Committee of our Board establishes and reviews the compensation of our officers, including the Named Executive Officers, and all compensation-related arrangements involving all forms of equity awards. The Compensation and Human Resources Committee is composed entirely of non-employee directors who are independent, as determined by the Board, within the meaning of the Nasdaq rules. Our President and Chief Executive Officer and other members of the senior management team have responsibility for administering the overall compensation program approved by the Compensation and Human Resources Committee.

The Compensation and Human Resources Committee has furnished the report on executive compensation for fiscal 2005 set forth below. In the report, the term “the Company” refers to us and our consolidated subsidiaries.

Compensation Philosophy

Following a 2004 review of the Company’s executive compensation practices, the Committee determined that the  Company’s compensation practices should be guided by three key principles:

•       Performance-based: Pay levels should be determined based on Company-wide, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the year. Total senior management compensation expense should move in line with Company profits. Growth in revenue, earnings per share and operating income are key performance measures that should be considered in making pay decisions. This is particularly important because the Company made significant acquisitions over the past two years.

•       Shareholder-aligned: Equity should be awarded as a significant component of incentive compensation. Equity awards have historically comprised a significant portion of long-term incentive compensation.

•       Fair: Pay levels should be perceived as fair, both internally and externally. Senior management’s absolute pay levels are considered relative to those of the Company’s peers. The pay levels should be targeted for the median levels of the peer group. Competitive pay levels should be considered in the context of an evaluation of Company-wide and business unit results with regard to target performance levels and relative to the results of peers. Senior management’s pay should be compared to the peer group and with each other to ensure appropriate internal relationships are achieved. The Committee also reviewed executive compensation policies of the Company’s competitors and several S&P 500 companies, including some larger life sciences companies.

Based on the review, the Committee made several changes to the senior management compensation program with respect to fiscal 2005:

•       The percentage of senior management incentive compensation to be paid in equity was significantly increased.

•       The equity-based compensation was changed from a fixed-share, stock-award guideline to a value-based model that is based on competitive data.

•       Performance-based-stock-unit awards were issued with respect to fiscal 2005.

•       The funding formula for the annual incentive program was continued.

•       Incentive payments were based on two key performance indicators—revenue growth and earnings per share growth.

These changes reflected the Committee’s philosophy that long-term incentive compensation serves three purposes: to align the interests of executives with those of the Company’s shareowners (through stock options), to promote the Company’s long-term performance goals (through performance-based awards) and to further executive retention (through stock ownership).

Senior Management Compensation for Fiscal 2005

In fiscal 2005, senior management members received annual compensation (excluding employee benefits) comprised of base salary and incentive compensation. The incentive compensation consisted of a cash bonus, which served as a short-term incentive and equity awards, which served as a long-term incentive. The base salary and incentive compensation are referred to in this report as an employee’s total compensation because the employee benefits provided by the Company are relatively insignificant. In general, employees with relatively greater total compensation received a relatively greater percentage of their total compensation in the form of long-term, equity-based compensation.

In setting fiscal 2005 base salaries, the Committee considered individual experience, responsibilities and tenure and the compensation philosophies discussed above. Base salaries were set generally in the range of median base salaries paid to executives at a peer group of companies identified by the Committee. Annual cash-bonus targets were tied to the Company’s overall performance, as well as the performance of each executive and of his or her area of responsibility or business unit. For fiscal 2005, the Committee separated the funding and the payout of the cash bonus plan, basing the funding on achievement of operating income targets.

In determining fiscal 2005 cash bonus pay-outs, the Committee relied heavily, but not exclusively, on the criteria mentioned. The Committee did not use any fixed formula in determining incentive awards. Instead, it exercised discretion in light of these measures and in view of its compensation objectives to determine overall funding and individual incentive award amounts. The Committee reviewed Company-wide and business unit achievements, financial performance and financial ratios, including net revenue, income before and after taxes, earnings per share, market share and several key business drivers. The Committee also reviewed Company-wide, business unit and individual performance, both on an absolute basis and against pre-established performance goals, including comparison with estimated financial performance of most of the life science companies.

CEO Compensation for Fiscal 2005

Mr.  Dodd’s fiscal 2005 compensation was based on the criteria described in this report and consisted of the following:

2005 Compensation

Base Salary	$422,481
Bonus	317,450
Stock Awards (value of awards on date of grant)	791,800
Total Compensation	$1,531,731

Base Salary.   The Committee increased his salary for fiscal 2005 by 5.1% in April 2006, from $428,000 to $450,000.

Short-Term Incentive Compensation.   Mr. Dodd received a total of $317,450 in bonus payments. The bonus awarded to him with respect to fiscal 2005 was $280,000, which represented 65% of his base salary and 130% of the bonus target amount, which was $214,000 (or 50% of his salary). Mr. Dodd received an additional bonus of $37,450 as a result of the Company’s settlement in October 2005 of a contractual claim that originated in fiscal 2003 against a customer of the Company’s former therapeutic plasma business. The Company received $3.1 million from such settlement.

Stock Awards.   Mr. Dodd received stock awards with a grant date value of $791,800, consisting of a stock option award and a performance share award. The stock option award had a grant date value of $528,125, representing the value (as determined by the lattice stock option evaluation model) of 74,072 stock options awarded on May 11, 2005 at an exercise price of $21.39. The value of the stock option award represented approximately 35% of the value of his total  compensation. The Committee also awarded 12,327 performance share units with a total value of $263,675 to Mr. Dodd with respect to fiscal 2005. The performance share units vest over a period of two years, subject to the Company’s achievement of specified financial performance goals. Mr. Dodd can earn up to 18,490 shares, based on the Company’s financial performance during the vesting period. The total value of stock awards represents approximately 52% of the value of Mr. Dodd’s total compensation.

Tax Deductibility Considerations

The Committee’s policy is to maximize the tax deductibility of compensation payments to senior management members under Section 162(m) of the Code. The Company’s shareowners have approved its existing incentive plans, which are designed and administered to qualify compensation awarded as “performance-based.” The Committee may, however, authorize payments to senior management members that may not be fully deductible if the Committee believes that such payments are in our shareowners’ interests. The 2005 Incentive Plan covers both the short- and long-term incentive plans.

The Committee certified in accordance with Section 162(m) that the Company’s financial results for fiscal 2005 satisfied the performance criteria set in accordance with Section 162(m) for fiscal 2005. After an analysis of the considerations set forth above, the Committee awarded incentive compensation to the senior management members for fiscal 2005 in amounts that were below the maximum amount yielded by the application of the compensation formula contained in the performance criteria.

Executive Stock Ownership

The Company’s policy is to encourage retention of our common stock and common stock equivalents delivered to executives through the overall compensation program. Retention of equity is critical to the Company’s ability to create commonality of interest between management and shareowners by tying the value of compensation already paid to future changes in shareowner value. Accumulation of equity, therefore, functions to encourage a partnership-like environment in which executives behave like owners, rather than employees.

In support of this objective, the Company has adopted a share-ownership guideline pursuant to which increasingly higher levels of ownership are recommended based on the degree to which executives are responsible for development and execution of the Company’s business strategy. The guideline applies to all officers and non-employee directors. Pursuant to the guideline, officers and directors are expected to reach the following ownership levels within five years of adoption of the guidelines or employment, as applicable.

Recommended Ownership Levels

Position	Ownership Target as a Percent of Salary/Retainer
President and Chief Executive Officer	300%
Vice Presidents	200%
Directors	500%

Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of senior management members and other key employees with those of shareowners. The Committee believes that the Company’s fiscal 2005 compensation program meets these objectives.

Compensation and Human Resources Committee

Lawrence E. Tilton, Chairman
Ronald G. Gelbman
Gerard M. Moufflet

The foregoing report of the Compensation and Human Resources Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

The graph below compares the cumulative total return on our common stock from December 31, 2000 through January 1, 2006 with the cumulative total return of the Nasdaq Global Market Total Return Index and the Nasdaq Biotech Stock Index. Cumulative total return values were calculated assuming an investment of $100 on December 31, 2000 and reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SEROLOGICALS CORPORATION, THE NASDAQ GLOBAL MARKET
TOTAL RETURN INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

*                    $100 invested on 12/31/00 in stock or index, including reinvestment of dividends.
Indexes calculated on month-end basis.

Total Return Analysis

	Cumulative Total Return
	12/31/00	12/31/01	12/29/02	12/28/03	1/2/05	1/1/06
SEROLOGICALS	100.00	142.74	69.98	120.96	146.85	131.05
NASDAQ GLOBAL MARKET (TOTAL RETURN INDEX)	100.00	79.57	56.48	84.08	86.76	93.72
NASDAQ BIOTECHNOLOGY	100.00	80.72	44.83	62.82	67.72	83.51

The performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or Exchange Act, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Our shareowners are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accountants

The following table sets forth the aggregate fees we paid or accrued for the audit and other services provided by Deloitte & Touche LLP for fiscal 2005 and 2004.

	2005	2004
Audit Fees(1)	$478,775	$460,500
Internal Control Attestation Fees(2)	325,500	330,200
Audit-Related Fees(3)	12,500	96,000
Tax Fees(4)	—	10,405
	$816,775	$897,105

(1)          Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)          Internal control attestation fees represent fees for professional services provided in connection with the attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002.

(3)          Audit-related fees consisted primarily of accounting consultations and other attestation services.

(4)          Represents tax compliance fees incurred by our foreign subsidiaries.

We paid no other fees to Deloitte & Touche LLP during fiscal 2005 or fiscal 2004.

Fee Pre-Approval Policy

During fiscal 2004 our Audit Committee adopted a pre-approval policy related to fees payable by us in connection with audit and non-audit services performed by our independent registered public accountants. The policy is intended to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, specific pre-approval of such type of service by our Audit Committee is required. Likewise, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Committee. The policy describes categories of “audit”, “audit-related” and “tax and all other services” that may be pre-approved. The term of the pre-approval is twelve months from the date of pre-approval. Our Audit Committee periodically revises the list of pre-approved services. The policy permits our Audit Committee to delegate pre-approval authority to one or more of its members. The Committee has, accordingly, delegated to the Chairman of the Committee the authority to approve services, if approval is required before a meeting of the Audit Committee can be scheduled. If the Chairman approves services under such circumstances, he is required to advise the Committee as promptly as practicable after doing so. The pre-approval policy does not apply to the annual audit services engagement terms and fees. Our Audit Committee approves such engagement and any changes in terms, conditions and fees resulting from changes in audit scope, corporate structure or other matters.

Our Audit Committee has pre-approved certain other services, called “audit” services in the policy, that only our independent registered public accountant can reasonably provide. All “audit” services other than those pre-approved must be separately pre-approved by our Audit Committee. The pre-approved “audit” services are as follows:

•       Statutory audits or financial audits for our subsidiaries or affiliates in an amount not to exceed $25,000.

•       Services associated with registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters in an amount not to exceed $50,000.

•       Consultations by members of our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting bodies in an amount not to exceed $15,000.

The policy permits our Audit Committee to pre-approve assurance and related services, called “audit-related” services, that are reasonably related to the performance of the audit of our financial statements and that are traditionally performed by the independent registered public accountant. All “audit-related” services other than those pre-approved must be separately pre-approved by our Audit Committee. The pre-approved “audit-related services” are as follows:

•       Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters in an amount not to exceed $25,000.

•       Internal control reviews and assistance with internal control reporting requirements in an amount not to exceed $15,000.

•       Consultations by our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulation or standard-setting bodies in an amount not to exceed $15,000.

•       Attest services not required by statute or regulation in an amount not to exceed $15,000.

The policy also permits our Audit Committee to pre approve certain tax services, such as tax compliance, tax planning and tax advice, and other services that it believes are routine and recurring services and that it believes would not impair the independence of the auditor. The pre-approval may not apply to tax services related to large and complex transactions, which require separate pre-approval by our Audit Committee. At this time, our Audit Committee has not pre-approved any other services. The pre-approved tax services are as follows:

•       Review of federal, state, local and international income, franchise and other tax returns in an amount not to exceed $15,000.

•       U.S. federal, state and local tax planning and advice in an amount not to exceed $15,000.

•       U.S. federal, state and local tax compliance in an amount not to exceed $15,000.

•       International tax planning and advice in an amount not to exceed $15,000.

•       International tax compliance in an amount not to exceed $15,000.

The pre-approved fee amounts set forth above represent the amounts of fees for pre-approved services that may be incurred between quarterly meetings of our Audit Committee. We are required to communicate the amount of all fees incurred for pre-approved services to our Audit Committee for ratification at its quarterly meetings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Pursuant to its written charter, the Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accountants, is responsible for auditing our annual financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accountants.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has met and held discussions with management and the independent registered public accountants. The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 1, 2006 with management and reviewed and discussed with management and the independent registered public accountants the critical accounting policies followed in preparing the financial statements. The Audit Committee has also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In its meetings with representatives of the independent registered public accountants, the Audit Committee asks them to address, and discusses their responses to several questions that the Audit Committee believes are particularly relevant to its oversight. These questions include:

•                    Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•                    Based on the auditors’ experience, and their knowledge of us, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with accounting principles generally accepted in the United States of Amercia, and SEC accounting and disclosure requirements?

•                    Based on the auditors’ experience, and their knowledge of us, have we implemented internal controls and internal audit procedures that are appropriate for us?

Our independent registered public accountants also provided to the Audit Committee written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants the auditors’ independence from us and determined they were independent.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 1, 2006, as filed with the SEC.

Audit Committee

Robert J. Clanin, Chairman
Wade Fetzer, III
Gerard M. Moufflet

The foregoing report of Audit Committee of the Board of Directors shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or Exchange Act, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Serologicals Corporation

[  ]          Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A  Election of Directors

1.  The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - - David A. Dodd	[ ]	[ ]

	For	Withhold
02 - Ronald G. Gelbman	[ ]	[ ]

B  Issues

The Board of Directors recommends a vote FOR the following proposal.

2. To ratify the appointment of independent auditors for the fiscal year ended December 31, 2006.	For [ ]	Against [ ]	Abstain [ ]	Mark this box with an X if you intend to attend the Annual [ ] Meeting of Shareholders.

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Meeting or any adjournment(s) thereof.				Mark this box with an X if you have made comments below. [ ]

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Serologicals Corporation

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareowners and Proxy Statement, dated April 7, 2006, and does hereby appoint Harold W. Ingalls and Philip A. Theodore or either of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock of Serologicals Corporation (the “Corporation”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareowners of the Corporation to be held at 8:00 a.m., local time, on Wednesday, May 10, 2006, at the Marriott San Diego Gaslight Quarter Hotel, 660 K Street, San Diego, California 92101, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareowner(s). If no direction is made, it will be voted in accordance with the recommendations of the Board (“FOR” the nominees for election to the Board and “FOR” the proposal to ratify the appointment of independent auditors for the fiscal year ending December 31, 2006).

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)